Exhibit 10.13

Execution Version

AMENDMENT NUMBER ONE TO

EMPLOYMENT AGREEMENT

This Amendment Number One to Employment Agreement (this “Amendment”) between Gogo Inc. (the “Company”) and Jessica Betjemann (“Executive”) is entered into on November 27, 2024.

WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement dated as of March 11, 2023 (the “Agreement”);

WHEREAS, pursuant to that certain Purchase Agreement, by and among the Company, the Sellers (as defined therein), Satcom Direct, Inc., a Florida corporation (“Satcom Direct”) and other parties thereto, dated as of September 29, 2024 (the “Purchase Agreement”), among other things, the Company will acquire the equity interests of Satcom Direct (together with other transactions contemplated by the Purchase Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, the parties desire to amend the terms of the Agreement as set forth herein; and

WHEREAS, the Agreement, as modified by this Amendment, supersedes and replaces all other agreements, whether oral or written, with the Company with respect to the subject matter hereof.

NOW, THEREFORE, pursuant to Section 17 of the Agreement, the Agreement is hereby amended as follows, effective as of November 27, 2024 (the “Effective Date”):

1.
Section 2 of the Agreement is hereby amended by adding the following sentence at the end of the provision:

Notwithstanding the foregoing, during the Transition Term (as defined below), Executive shall also perform such duties as may be requested from time to time by the Company’s Chief Executive Officer or the Board of Directors of Parent, including (i) all duties and responsibilities related to Executive’s role as Executive Vice President and Chief Financial Officer and (ii) assisting the Company or Parent with matters necessary to effectuate the consummation of the Transaction.

2.
Section 8 of the Agreement is hereby amended by adding the following new subparagraph (g):

(g) Transition Term. As of immediately following the Closing (as defined in the Purchase Agreement), Executive shall be deemed to have automatically resigned, to the extent applicable, from any position Executive may hold with the Company or Parent, or any authority otherwise granted by such entity to Executive (the actual date on which Executive’s employment terminates, the “Transition Date”), provided, that Executive has remained continuously employed with the Company from the Effective Date through such Transition Date (the “Transition Term”). During the Transition Term, Executive shall continue to receive Executive’s current Base Salary and benefits on the terms and conditions as set forth herein.

3.
Section 9(a) of the Agreement is hereby amended by replacing the first sentence of the provision with the following sentence:

Except as otherwise provided in Section 9(e) hereof, if Executive is terminated under Section 8(a) or resigns for Good Reason under Section 8(f), and following the execution (and expiration of any revocation period), not later than 45 days following the termination date, of a separation agreement containing a general release of all claims against Parent, the Company and its Affiliates, the Company shall pay Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary, payable in installments as set forth hereinafter (each such payment a “Severance Payment”).

4.
Section 9(a) of the Agreement is hereby amended by adding the following sentence at the end of the provision:

“The foregoing benefits shall be hereinafter referred to as the “Standard Severance”.

5.
Section 9 of the Agreement is hereby amended by adding a new Section (9)(e):

(e) Termination Upon Expiration of the Transition Term. If Executive is terminated upon the end of the Transition Term under Section 8(g), then, following the execution, not later than 45 days following the termination date (and expiration of any revocation period), of a separation agreement containing a general release of all claims against Parent, the Company and its Affiliates, in a form provided by the Company, the Company shall pay (i) Executive the Standard Severance, (ii) Executive an award under the annual bonus program referred to in Section 3(a) in respect of calendar year 2024, paid based on actual performance as reasonably determined by the Compensation Committee, to be paid at the same time as annual bonuses are paid to other actively employed executives of the Company, (iii) for reasonable fees and costs incurred by Executive for outplacement services, suitable to Executive’s position, used following the Transition Date in an amount not to exceed $50,000 in the aggregate, subject to the Company’s requirements with respect to reporting and documentation of such expenses and (iv) if the Transition Term ends before January 1, 2025, the Company shall pay Executive an amount equal to three (3) months of Executive’s then-current Base Salary in addition to the Severance Payment, payable in installments in accordance with Section 9(a) above. In addition, on the date the general release of claims contemplated above is timely executed and first becomes fully effective and irrevocable on its terms following the Transition Date, (x) 50% of all outstanding Awards (as defined in the Gogo Inc. 2024 Omnibus Incentive Plan (as amended from time to time or any successor equity plan) shall vest, (y) any vested stock options to purchase common stock in Parent (after giving effect to (x)) shall remain exercisable until the date which is eighteen months after the Transition Date (or, if earlier, the expiration of the full original terms of such stock option) and (z) the remaining 50% of all outstanding Awards will vest upon the later of (I) the filing of Parent’s Form 10-K and (II) in the event the Closing occurs in calendar year 2025, the three-month anniversary of the date the Closing occurs (the “Post-Closing Vesting Acceleration”), with such Post-Closing Vesting Acceleration subject to Executive’s continued cooperation and assistance with Company matters following the Transition Date, as may be reasonably requested by the Company or Parent.

6.
Section 20 of the Agreement is hereby amended to add a new defined term following “Trade Secrets”:

“Transaction” means, pursuant to that certain Purchase Agreement, by and among the Company, the Sellers (as defined therein), Satcom Direct, Inc., a Florida corporation (“Satcom Direct”) and other parties thereto, dated as of September 29, 2024, among other things, the Company will acquire the equity interests of Satcom Direct (together with other transactions contemplated by the Purchase Agreement).

7.
This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.
8.
This Amendment may be executed in separate counterparts and delivered by email, “pdf” or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by a duly authorized officer and Executive has executed this instrument as of the date first set forth above.

COMPANY: Gogo Inc. /s/ Crystal L. Gordon Name: Crystal L. Gordon Title: EVP, General Counsel and CAO	EXECUTIVE: Jessica Betjemann /s/ Jessica Betjemann Name: Jessica Betjemann